Exhibit 99.1
Riverbed Reports First Quarter Fiscal Year 2014 Results

SAN FRANCISCO-April 29, 2014 - Riverbed Technology (NASDAQ: RVBD), the leader in application performance infrastructure, today reported financial results for its first quarter (Q1'14) ended March 31, 2014.

Total GAAP revenue for Q1’14 was $265 million, up 8% compared to the first quarter of 2013 (Q1’13). GAAP net income for Q1’14 was $3.3 million, or $0.02 per diluted share. This compares to a net loss of $8.1 million, or ($0.05) per diluted share, in Q1’13.

Non-GAAP revenue for Q1’14 was $266 million, an increase of 5% compared to Q1'13. Non-GAAP net income for Q1’14 was $40 million, or $0.24 per diluted share. This compares to $39 million, or $0.23 per diluted share, in Q1'13.

"Our first quarter results are a strong proof point supporting our strategy to bring value to our customers by optimizing the delivery of applications and data on a global scale and to deliver profitable returns to our shareholders,” said Jerry M. Kennelly, chairman and CEO. “Year-over-year revenue growth was led by WAN optimization and strength in enterprise and international sales. We are also very encouraged by our performance management business with increasing revenue from channel partners and significant growth in Europe.”

Kennelly continued, “As customers increasingly adopt the full breadth of our Application Performance Platform, we expect to achieve higher than industry growth across all of our product lines and deliver non-GAAP earnings per share growth that exceeds revenue growth. In a world where nearly every business runs on applications, Riverbed improves business performance by improving application performance. We see tremendous opportunity ahead of us.”
Q1’14 Business Highlights

•
Expanded market-leading Riverbed® Steelhead® wide area network optimization product family, delivering a new purpose-built appliance -- the Steelhead DX Edition 8000 Series -- to address the unique needs of datacenter-to-datacenter data replication workloads, delivering up to 60x WAN performance acceleration and up to 99% bandwidth reduction.

•	Recognized in the leaders quadrant of the first Gartner Magic Quadrant for “Network Performance Monitoring and Diagnostics” (published in March 2014).

•
Awarded InfoWorld Technology of the Year Awards for its Riverbed Granite® branch converged infrastructure and Steelhead wide area network (WAN) optimization solutions. Granite received the InfoWorld Technology of the Year Award recognition for the second consecutive year and Steelhead has won eight consecutive times. As of April 15, Granite was renamed Riverbed SteelFusion™.

•	Received Product of the Year by Storage magazine-SearchStorage.com for Riverbed Whitewater® cloud storage appliances in the category for backup hardware.

•
Riverbed Stingray® positioned as a “Champion” in Info-Tech Research Group's 2014 Vendor Landscape: Application Delivery Controllers (ADC) for delivering excellent value to customers, having a strong market presence and being an industry trendsetter.

•	Recognized in the infrastructure category of the CRN Datacenter 100 featuring technology vendors whose solutions are vital for powering today's datacenter.

•
Awarded a 5-Star rating in the CRN 2014 Partner Program Guide for the sixth consecutive year. The 5-Star Partner Program rating recognizes an elite subset of companies that offer solution providers the best partnering elements in their channel programs.

•
MTC Australia deployed Riverbed Steelhead Cloud Accelerator and Riverbed Stingray solutions – part of the Riverbed Application Performance Platform™ – nationally across 28 offices and two data centers for its “cloud first” strategy to accelerate the delivery of Office 365 up to 300% and reduce bandwidth upgrade costs by two-thirds.

Conference Call
Riverbed will host a conference call today, April 29, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss its first quarter 2014 results and outlook for the second quarter of 2014. The call will be broadcast live over the Internet at http://www.riverbed.com/investors and a replay of the webcast will also be available for 12 months.
Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures, including non-GAAP revenue, non-GAAP net income and non-GAAP net income per share, which we believe are helpful in understanding our past financial performance and future results. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “GAAP to Non-GAAP Reconciliations.” Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and forecast future periods; as such, we believe it is useful for investors to understand the effects of these items on our total operating expenses. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects, adjustments related to our tax valuation allowance and the interim tax cost of the one-time transfer of intellectual property rights between Riverbed legal entities:

Support and services deferred revenue: Business combination accounting rules require us to account for the fair value of support and service contracts assumed in connection with our acquisitions. The book value of the acquisition deferred support and services revenue related to OPNET was reduced by $19 million in the adjustment to fair value. Because these are typically one to five year contracts, our GAAP revenues for the periods subsequent to the acquisition of a business do not reflect the full amount of service revenues on assumed support contracts that would have otherwise been recorded by the acquired entity. The non-GAAP adjustment is intended to reflect the full amount of such revenues. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on support contracts, although we cannot be certain that customers will renew these contracts.

Inventory and cost of product revenue: Business combination accounting rules require us to account for the fair value of inventory acquired in connection with our acquisitions. The fair value of inventory is estimated as the selling price minus the estimated cost to sell. In the period subsequent to the acquisition, the cost of product revenue includes the higher fair value of the acquired inventory that would not have otherwise been recorded by the acquired entity.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and related payroll tax expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP net income. Amortization of intangible assets is a non-cash expense, and it is not part of our core operations. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future revenues as well.

Acquisition related expenses: We incur significant expenses in connection with our acquisitions. Acquisition related expenses consist of transaction costs, costs for transitional employees, other acquired employee related retention costs, facilities consolidation and exit costs, integration related professional services, adjustments to the fair value of the acquisition related contingent consideration, the write-down of certain acquired in-progress research and development intangibles, and foreign exchange losses on the acquisition related contingent consideration.

Other expenses are those which we would not otherwise have incurred in the periods presented as a part of our ongoing expenses. In this quarter, Other expenses included:

Debt refinancing costs - In December 2012 we incurred certain costs associated with our term loan financing that were recognized initially as a deferred charge and were to being amortized to interest expense over the term of the loan. Upon refinancing the debt in the fourth quarter of 2013, approximately $12.3 million of these deferred charges were recognized as Other expense in the statement of operations. We believe that this one-time, non-recurring, accounting charge is not representative of our ongoing operating activity.

Operating lease not in service - We entered into an operating lease on a new corporate headquarters in San Francisco. The lease accounting rules require that rent expense begin on a straight line basis starting in the period that we have the right to access the new facility. We gained the right to access the facility in November 2013 to begin constructing our leasehold improvements. We plan to occupy the new facility in the second quarter of 2014. We believe that the duplicate rent of the new facility during the construction period is not representative of the ongoing operating costs of the company.

Non-routine corporate governance and shareholder matters - Beginning in the fourth quarter of 2013, we began incurring professional service fees related to non-routine corporate governance and shareholder matters. We believe these fees are not representative of the ongoing operating costs of the company.

Forward Looking Statements
This press release contains forward-looking statements, including statements relating to revenue and earnings growth, customer adoption of the full breadth of our Application Performance Platform, and other forward opportunities. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to react to trends and challenges in our business and the markets in which we operate; our ability to anticipate market needs or develop new or enhanced products to meet those needs; customer adoption rate of our products and our Application Performance Platform; our ability to establish and maintain successful relationships with our distribution partners; our ability to compete in our industry; fluctuations in demand, sales cycles and prices for our products and services; shortages or price fluctuations in our supply chain; our ability to protect our intellectual property rights; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Riverbed's business are set forth in our Form 10-K filed with the SEC for the period ended December 31, 2013, and our subsequent quarterly reports filed with the SEC. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements. Any future product, feature or related specification that may be referenced in this release are for information purposes only and are not commitments to deliver any technology or enhancement. Riverbed reserves the right to modify future product plans at any time.

About Riverbed
Riverbed, at more than $1 billion in annual revenue, is the leader in Application Performance Infrastructure, delivering the most complete platform for Location-Independent Computing. Location-Independent Computing turns location and distance into a competitive advantage by allowing IT to have the flexibility to host applications and data in the most optimal locations while ensuring applications perform as expected, data is always available when needed, and performance issues are detected and fixed before end users notice. Riverbed’s 25,000+ customers include 97% of the Fortune 100 and 95% of the Forbes Global 100. Learn more at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

INVESTOR RELATIONS CONTACT
Renee Lyall
Riverbed Technology
415-247-6353
renee.lyall@riverbed.com

MEDIA CONTACT
Shawn Dainas
Riverbed Technology
415.527.4537
shawn.dainas@riverbed.com

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Riverbed Technology
GAAP Condensed Consolidated Statements of Operations
In thousands, except per share amounts
Unaudited

	Three months ended March 31,
	2014	2013
Revenue:
Product	$150,161	$148,040
Support and services	115,255	98,099
Total revenue	265,416	246,139
Cost of revenue:
Cost of product	38,281	40,900
Cost of support and services	31,631	28,042
Total cost of revenue	69,912	68,942
Gross profit	195,504	177,197
Operating expenses:
Sales and marketing	114,745	115,721
Research and development	50,647	48,961
General and administrative	19,125	19,114
Acquisition-related costs	2,668	4,136
Total operating expenses	187,185	187,932
Operating profit	8,319	(10,735)
Interest and other expense, net	(2,713)	(6,364)
Income (loss) before provision for income taxes	5,606	(17,099)
Provision for (benefit from) income taxes	2,318	(8,989)
Net income (loss)	$3,288	$(8,110)
Net income (loss) per share, basic	$0.02	$(0.05)
Net income (loss) per share, diluted	$0.02	$(0.05)
Shares used in computing basic net income (loss) per share	160,190	163,367
Shares used in computing diluted net income (loss) per share	165,313	163,367

Riverbed Technology
Condensed Consolidated Balance Sheets
In thousands
Unaudited

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$244,899	$208,022
Short-term investments	229,292	251,339
Trade receivables, net	99,096	93,836
Inventory	21,218	25,025
Deferred tax assets	10,434	7,222
Prepaid expenses and other current assets	57,222	49,016
Total current assets	662,161	634,460
Long-term investments	85,461	72,675
Fixed assets, net	68,612	57,810
Goodwill	704,305	704,305
Intangible assets, net	382,457	404,467
Deferred tax assets, non-current	—	74
Other assets	22,324	23,807
Total assets	$1,925,320	$1,897,598
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$42,900	$45,518
Accrued compensation and related benefits	50,344	51,988
Other accrued liabilities	37,235	36,520
Current maturities of long-term borrowings	15,000	15,000
Deferred revenue	231,430	217,131
Total current liabilities	376,909	366,157
Deferred revenue, non-current	93,386	95,344
Borrowings, non-current, net of current maturities	506,250	510,000
Deferred tax liability, non-current	45,881	48,548
Other long-term liabilities	49,755	48,910
Total long-term liabilities	695,272	702,802
Stockholders' equity:
Common stock	724,319	702,928
Retained earnings	128,583	125,295
Accumulated other comprehensive income	237	416
Total stockholders' equity	853,139	828,639
Total liabilities and stockholders' equity	$1,925,320	$1,897,598

Riverbed Technology
Condensed Consolidated Statements of Cash Flows
In thousands
Unaudited

	Three months ended March 31,
	2014	2013
Operating activities:
Net income (loss)	$3,288	$(8,110)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,988	31,363
Stock-based compensation	21,749	24,526
Deferred taxes	(5,802)	(895)
Excess tax benefit from employee stock plans	(1,889)	(1,806)
Other non-cash items	227	—
Changes in operating assets and liabilities:
Trade receivables	(5,260)	12,148
Inventory	3,807	(2,546)
Prepaid expenses and other assets	(6,514)	(8,668)
Accounts payable	(5,094)	(12,186)
Accruals and other liabilities	(84)	(17,265)
Income taxes payable	(388)	1,713
Deferred revenue	12,341	24,997
Net cash provided by operating activities	45,369	43,271
Investing activities:
Capital expenditures	(15,304)	(5,354)
Purchase of available for sale securities	(94,194)	(132,178)
Proceeds from maturities of available for sale securities	94,245	90,695
Proceeds from sales of available for sale securities	8,839	14,500
Acquisitions, net of cash acquired	—	(1,000)
Net cash used in investing activities	(6,414)	(33,337)
Financing activities:
Proceeds from issuance of common stock under employee stock plans	25,030	10,815
Payments for repurchases of common stock	(25,000)	(25,030)
Payment of borrowings	(3,750)	(49,319)
Excess tax benefit from employee stock plans	1,889	1,806
Net cash used in financing activities	(1,831)	(61,728)
Effect of exchange rate changes on cash and cash equivalents	(247)	(1,368)
Net increase (decrease) in cash and cash equivalents	36,877	(53,162)
Cash and cash equivalents at beginning of period	208,022	280,509
Cash and cash equivalents at end of period	$244,899	$227,347

Riverbed Technology
Supplemental Financial Information
In thousands
Unaudited

	Three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Revenue by Geography
Americas	$160,818	$170,764	$158,142
Europe, Middle East and Africa	69,030	76,912	57,834
Asia Pacific	35,568	35,585	30,163
Total revenue	$265,416	$283,261	$246,139
As a percentage of total revenues:
Americas	61%	60%	65%
Europe, Middle East and Africa	26%	27%	23%
Asia Pacific	13%	13%	12%
Total revenue	100%	100%	100%
Revenue by Sales Channel
Direct	$31,400	$38,103	$48,969
Indirect	234,016	245,158	197,170
Total revenue	$265,416	$283,261	$246,139
As a percentage of total revenues:
Direct	12%	13%	20%
Indirect	88%	87%	80%
Total revenue	100%	100%	100%

Riverbed Technology
GAAP to Non-GAAP Reconciliation
In thousands, except per share amounts
Unaudited

	Three months ended
GAAP to Non-GAAP Reconciliations:	March 31, 2014	December 31, 2013	March 31, 2013
Reconciliation of Total revenue:
U.S. GAAP as reported	$265,416	$283,261	$246,139
Adjustments:
Deferred revenue adjustment (6)	509	1,568	6,479
As adjusted	$265,925	$284,829	$252,618

Reconciliation of Net income (loss):
U.S. GAAP as reported	$3,288	$8,395	$(8,110)
Adjustments:
Stock-based compensation (1)	21,749	15,398	24,526
Payroll tax on stock-based compensation (2)	298	712	393
Amortization on intangibles (3)	22,010	25,029	26,310
Acquisition-related costs (5)	2,730	2,255	4,564
Inventory fair value adjustment (4)	—	—	1,509
Deferred revenue adjustment (6)	509	1,568	6,479
Other expense (7)	2,396	13,667	—
Income tax adjustments (8)	(12,574)	(16,184)	(17,014)
As adjusted	$40,406	$50,840	$38,657

Reconciliation of Net income (loss) per share, diluted:
U.S. GAAP as reported	$0.02	$0.05	$(0.05)
Adjustments:
Stock-based compensation (1)	0.13	0.09	0.14
Payroll tax on stock-based compensation (2)	—	—	—
Amortization on intangibles (3)	0.14	0.15	0.16
Acquisition-related costs (5)	0.02	0.01	0.03
Inventory fair value adjustment (4)	—	—	0.01
Deferred revenue adjustment (6)	—	0.02	0.04
Other expense (7)	0.01	0.09	—
Income tax adjustments (8)	(0.08)	(0.10)	(0.10)
As adjusted	$0.24	$0.31	$0.23
Non-GAAP Net income per share, basic	$0.25	$0.32	$0.24
Non-GAAP Net income per share, diluted	$0.24	$0.31	$0.23

Shares used in computing basic net income per share	160,190	160,536	163,367
Shares used in computing diluted net income per share	165,313	164,584	169,415

Non-GAAP adjustments:
Product revenue	$33	$41	$—
Support and services revenue	476	1,527	6,479
Cost of product	11,437	11,944	13,612
Cost of support and services	2,366	2,563	1,861
Sales and marketing	21,269	23,771	25,479
Research and development	7,682	474	7,738
General and administrative	3,761	3,805	4,476
Acquisition-related costs	2,668	2,237	4,136
Interst and other expense, net	—	12,267	—
Provision for income taxes	(12,574)	(16,184)	(17,014)
Total Non-GAAP adjustments	$37,118	$42,445	$46,767

_______________________
(1) Stock-based compensation expense is calculated in accordance with the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation - Stock Compensation effective January 1, 2006.
(2) Payroll tax on stock-based compensation represents the incremental cost for employer payroll taxes on stock option exercises and restricted stock units vested and released.
(3) The intangible assets recorded at fair value as a result of our acquisition are amortized over the estimated useful life of the respective asset.
(4) The inventory fair value adjustment recorded pursuant to our acquisition is excluded from our non-GAAP operating expenses as this cost would not have otherwise occurred in the period presented.
(5) We incurred expenses in connection with our acquisitions, which would not have otherwise occurred in the period presented as part of our operating expenses; therefore, these costs, including transaction costs, integration costs, employee retention and severance costs, restructuring costs, write-down of certain acquired in-process research and development intangibles, and revaluation of the fair value of contingent consideration, are excluded from our non-GAAP operating expenses.
(6) Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. The non-GAAP adjustment is intended to reflect the full amount of support and service revenue that would have otherwise been recorded by the acquired entity.
(7) Other expense, net, includes one-time costs associated with the extinguishment of debt in December 2013 and foreign exchange losses on the acquisition related contingent consideration in 2012. In 2013 and 2014, Other also includes expenses associated with non-routine corporate governance and shareholder matters and rent expense related to the new corporate headquarters, which is the amount of straight-line rent expense incurred from the date we gained the right to access to the facility for construction purposes prior to the date of occupancy and the start of rental payments. (8) The non-GAAP tax rate excludes the income tax effects of non-GAAP adjustments. Additionally, the non-GAAP tax rate includes adjustments to our tax valuation allowance on deferred tax assets and excludes the interim tax cost of the one-time transfer of intellectual property rights between our legal entities.